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Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

        THIS AGREEMENT, effective as of April 29, 2005 and as amended in certain respects and restated as of July 24, 2007, is made by and among CF Industries, Inc., a Delaware corporation, CF Industries Holdings, Inc., a Delaware corporation (collectively or individually, as the context requires, the "Company"), and Stephen R. Wilson (the "Executive").

        WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

        WHEREAS, the Board recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

        WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

        1.    Defined Terms.    The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

        2.    Term of Agreement.    The Term of this Agreement shall commence on the effective date hereof and shall continue in effect through December 31, 2007; provided, however, that commencing on January 1, 2007 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

        3.    Company's Covenants Summarized.    In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

        4.    The Executive's Covenants.    The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

        5.    Compensation Other Than Severance Payments.

        5.1   Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive's employment is terminated by the Company for Disability.

        5.2   If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

        5.3   If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

        6.    Severance Payments.

        6.1   If the Executive's employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 ("Severance Payments") and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).

          (A)  In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive's target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which the Date of Termination occurs or, if higher, the fiscal year in which the first event or circumstance constituting Good Reason occurs.

          (B)  For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

          (C)  The Executive's aggregate accrued benefits under the Company's non-qualified DB Plans will be calculated, and he will be treated for all purposes, as if he was credited with three (3) additional years of age and service as of the Date of Termination under such plans with compensation equal to the Executive's compensation (as defined in the DB Pension Plans) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason (without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder). The Executive shall also be paid a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all tax-qualified DB Pension Plans in which he was a participant (without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder and had been credited under each such DB Pension Plan during such period with compensation equal to the Executive's compensation (as defined in such DB Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the DB Pension Plans as of the Date of Termination. For purposes of this Section 6.1(D), "actuarial equivalent" shall be determined using the same assumptions utilized under the applicable DB Pension Plan immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason. In addition to the benefits to which the Executive is entitled under each DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (1) the amount that would have been contributed or allocated to each DC Pension Plan by the Company on the Executive's behalf (without regard to whether such amount would be vested) during the three years immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive's compensation (as defined in the DC Pension Plans) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plans made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder and (2) all other amounts credited to the Executive's account under each DC Pension Plan to the extent such amounts were unvested on the Date of Termination.

          (D)  If the Executive would have become entitled to benefits under the Company's post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive's employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive's dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate. If the operation of this Section 6.1(D) would result in adverse tax consequences to the Executive as a result of the Executive's participation in the Company's post-retirement health care or life insurance plans, the Company shall instead provide substantially similar benefits and coverage through a third party insurer.

          (E)  The Company shall provide the Executive with outplacement services suitable to the Executive's position for a period of two years or, if earlier, until the first acceptance by the Executive of an offer of employment.

          (F)  Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level (or, if greater, based on actual results to Date of Termination), of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

        6.2   (A) Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

          (B)  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (C)  In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

        6.3   The payments provided in subsections (A), (C) and (F) of Section 6.1 hereof and in Section 6.2 hereof shall be made not later than the fifth day following the date upon which the revocation period for the release described in Section 6.6 expires (or, with respect to the payment described in Section 6.2, if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 6.2 hereof); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). In the event necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder, (a) reimbursements to Executive as a result of the operation of Section 6.1(B) hereof shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and (b) if Executive is a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any reimbursements to Executive as a result of the operation of 6.1(B) hereof with respect to a reimbursable event within the first six months following the Date of Termination shall be made as soon as practicable following the date which is six months and one day following the Date of Termination (subject to clause (a) of this sentence).

        6.4   The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Executive's reimbursement rights described in this Section 6.4 shall remain in effect for the Executive's lifetime, provided, that, in order for the Executive to be entitled to reimbursement hereunder, the Executive must submit the written reimbursement request described above within 180 days following the date upon which the applicable expense is incurred.

        6.5   The Executive agrees that prior to and following the Date of Termination, he shall retain in confidence any confidential information known to him concerning the Company and its Affiliates and their respective businesses for as long as such information is not publicly disclosed.

        6.6   Notwithstanding anything to the contrary, all compensation and benefits payable to Executive pursuant to this Section 6 (other than Sections 6.2 and 6.4) are conditioned on receipt by the Company of an executed release of claims by Executive in the form attached hereto as Exhibit A and the expiration of any revocation period in such release. In order to be entitled to such compensation and benefits, the Executive must execute such release of claims within the consideration period described in paragraph (d) in the form of release attached hereto as Exhibit A.

        7.    Termination Procedures and Compensation During Dispute.

        7.1    Notice of Termination.    After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

        7.2    Date of Termination.    "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

        7.3    Dispute Concerning Termination.    If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

        7.4    Compensation During Dispute.    If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

        8.    No Mitigation.    The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, except as specifically provided in Section 6.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

        9.    Successors; Binding Agreement.

        9.1   In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

        9.2   This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

        10.    Notices.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

        To the Company:

        CF Industries Holdings, Inc.
        4 Parkway North, Suite 400
        Deerfield, Illinois 60015-2590

        Attention: Vice President, Human Resources

        11.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party (including, but not limited to, the Executive Change in Control Agreement between the Company and the Executive effective January 29, 2004 and the previous version of this Agreement as it existed prior to the amendments referred to in the first paragraph hereof); provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive's employment with the Company only in the event that the Executive's employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

        12.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        13.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        14.    Settlement of Disputes; Arbitration.

        14.1    All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

        14.2    Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

        15.    Definitions.    For purposes of this Agreement, the following terms shall have the meanings indicated below:

          (A)  "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

          (B)  "Auditor" shall have the meaning set forth in Section 6.2 hereof.

          (C)  "Base Amount" shall have the meaning set forth in section 280G(b)(3) of the Code.

          (D)  "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

          (E)  "Board" shall mean the Board of Directors of the Company.

          (F)  "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in or not opposed to the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the

  Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

          (G)  "Change in Control" shall mean, prior to an initial public offering of the common stock of CF Industries Holdings, Inc., the first to occur of any of the following: (i) any person who is not a stockholder of CF Industries, Inc. on April 15, 2005 (or a group of such persons acting in concert other than an underwriter) acquires, during any period of twelve consecutive calendar months, stock of CF Industries, Inc. representing a majority of the voting power of all stock of the Company having the right to vote for the election of directors; (ii) a merger or consolidation of CF Industries, Inc. with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of CF Industries, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of CF Industries, Inc. or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of CF Industries, Inc.; or (iii) the sale or disposition by CF Industries, Inc. of all or substantially all of CF Industries, Inc.'s assets or any transaction having a similar effect. Notwithstanding anything to the contrary, the initial public offering of the common stock of CF Industries Holdings, Inc. or any transactions or events contemplated by such offering shall not constitute a Change in Control.

          "Change in Control" shall mean, following an initial public offering of the common stock of CF Industries Holdings, Inc., the first to occur of any of the following:

             (I)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CF Industries Holdings, Inc. (not including in the securities beneficially owned by such Person any securities acquired directly from CF Industries Holdings, Inc. or any of its subsidiaries) representing 25% or more of the combined voting power of CF Industries Holdings, Inc.'s then outstanding securities; or

            (II)  the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date of the initial public offering, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CF Industries Holdings, Inc.) whose appointment or election by the Board or nomination for election by CF Industries Holdings, Inc.'s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (III)  there is consummated a merger or consolidation of CF Industries Holdings, Inc. or any direct or indirect subsidiary of CF Industries Holdings, Inc. with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if CF Industries Holdings, Inc. or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

          (IV)  the stockholders of CF Industries Holdings, Inc. approve a plan of complete liquidation or dissolution of CF Industries Holdings, Inc. or there is consummated an agreement for the sale or disposition by CF Industries Holdings, Inc. of all or substantially all of CF Industries Holdings, Inc.'s assets, other than (a) a sale or disposition by CF Industries Holdings, Inc. of all or substantially all of CF Industries Holdings, Inc.'s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of CF Industries Holdings, Inc. following the completion of such transaction in substantially the same proportions as their ownership of CF Industries Holdings, Inc. immediately prior to such sale or (b) other than a sale or disposition by CF Industries Holdings, Inc. of all or substantially all of CF Industries Holdings, Inc.'s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

  Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of CF Industries Holdings, Inc. immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CF Industries Holdings, Inc. immediately following such transaction or series of transactions.

          (H)  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (I)   "Company" shall mean CF Industries, Inc. or CF Industries Holdings, Inc., as applicable, and except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (J)   "DB Pension Plan" shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

          (K)  "DC Pension Plan" shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the executive with supplemental retirement benefits.

          (L)  "Date of Termination" shall have the meaning set forth in Section 7.2 hereof.

          (M) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

          (N)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (O)  "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

          (P)   "Executive" shall mean the individual named in the first paragraph of this Agreement.

          (Q)  "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

             (I)  the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

            (II)  a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company;

          (III)  the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

          (IV)  the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days after the date demand for payment is made provided such compensation is due;

            (V)  the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;

          (VI)  the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all executives of the Company and all executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled with the Company in accordance with the vacation policy applicable to the Executive in effect at the time of the Change in Control; or

         (VII)  any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

        The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition described in clauses (I) through (VII) above within 90 days of the initial existence of the condition (or, if later, within 90 days of the Executive's becoming aware of such condition), and the Company must have failed to cure such condition within 30 days of the receipt of such notice.

          (R)  "Gross-Up Payment" shall have the meaning set forth in Section 6.2 hereof.

          (S)   "Notice of Termination" shall have the meaning set forth in Section 7.1 hereof.

          (T)  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) CF Industries Holdings, Inc. or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of CF Industries, Inc. or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of CF Industries, Inc. in substantially the same proportions as their ownership of stock of CF Industries, Inc.

          (U)  "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

             (I)  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

            (II)  the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

          (III)  any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

          (IV)  the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

          (V)  "Retirement" shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.

          (W) "Severance Payments" shall have the meaning set forth in Section 6.1 hereof.

          (X)  "Tax Counsel" shall have the meaning set forth in Section 6.2 hereof.

          (Y)  "Term" shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

          (Z)  "Total Payments" shall mean those payments so described in Section 6.2 hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CF INDUSTRIES, INC.
By:	/s/ ANTHONY J. NOCCHIERO Anthony J. Nocchiero Senior Vice President and Chief Financial Officer
CF INDUSTRIES HOLDINGS, INC.
By:	/s/ ANTHONY J. NOCCHIERO Anthony J. Nocchiero Senior Vice President and Chief Financial Officer
/s/ STEPHEN R. WILSON Stephen R. Wilson

EXHIBIT A

RELEASE

        (a)   Stephen R. Wilson ("Executive") for and in consideration of benefits provided pursuant to the Change in Control Severance Agreement with CF Industries, Inc. and CF Industries Holdings, Inc. (collectively, referred to herein as the "Company") entered into effective as of April 29, 2005 and as amended thereafter (the "Severance Agreement"), on behalf of Executive and Executive's heirs, executors, administrators, successors and assigns, voluntarily, knowingly and willingly releases and discharges the Company and its parents, subsidiaries and affiliates (collectively, the "Company Group"), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns, and any and all employee pension or welfare benefit plans of the Company, including current and former trustees and administrators of these plans (collectively, the "Company Releasees") from any and all charges, complaints, claims, promises, agreements, controversies, causes of action, demands, damages and liabilities ("Claims") of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Executive or Executive's heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this release (the "Release"). This Release includes, without limitation, any Claims arising out of or relating in any way to Executive's employment or director relationship with the Company, or the termination thereof, any Claims arising under any statute or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, or the Employee Retirement Income Security Act of 1974, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Executive. Executive shall not be entitled to any recovery, in any action or proceeding that may be commenced on Executive's behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any Claim based on (i) Executive's rights under the Severance Agreement or any other agreement with the Company (including, but not limited to, any stock option agreements), (ii) any right or claim that arises after the date Executive executes this Release, (iii) Executive's eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability Executive incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any rights Executive may have to vested benefits under any employee benefit plan or program.

        (b)   Executive has been advised to consult with an attorney of Executive's choice prior to signing this Release, has done so and enters into this Release freely and voluntarily.

        [(c) Executive acknowledges that the Company has enclosed with this Release information concerning (i) the ages and job titles of all employees who are eligible to receive severance pay and (ii) the ages of all employees in the same job classification or organizational unit who are not eligible to receive severance pay.](1)

(1)
Note: this paragraph is to be included only for applicable group terminations or exit incentive programs.

        (d)   Executive has had at least [twenty-one (21)] [forty-five (45)](2) calendar days to consider the terms of this Release. Once Executive has signed this Release, Executive has seven (7) additional days to revoke Executive's consent and may do so by writing to the Company as provided in Section 10 of the Severance Agreement. Executive's Release shall not be effective, and no payments or benefits shall be due under Section 6 of the Severance Agreement, until the eighth day after Executive has executed this Release and returned it to the Company, assuming that Executive has not revoked Executive's consent to this Release during such time (the "Revocation Date").

        (e)   In the event that any one or more of the provisions of this Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder thereof shall not in any way be affected or impaired thereby.

        (f)    This Release shall be governed by the law of the State of Illinois without reference to its choice of law rules.

CF INDUSTRIES, INC.
By:
Name:
Title:
Signed as of this day of .
CF INDUSTRIES HOLDINGS, INC.
By:
Name:
Title:
Signed as of this day of .
Stephen R. Wilson
Signed as of this day of .

(2)
Note: use longer period for applicable group terminations or exit incentive programs.

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  Exhibit 10.1